Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.3 to Form S-1 on Form S-3 (Registration Statement No. 333-207286) of Veritiv Corporation of our report dated March 28, 2014 relating to the financial statements of UWW Holdings, Inc. and Subsidiaries, which appears in the prospectus dated June 13, 2014 filed by Veritiv Corporation pursuant to Rule 424(b) relating to the Registration Statement on Form S-1, as amended (File No. 333-193950). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Atlanta, GA
February 3, 2017